EX-99.h.1.iii

SCHEDULE B

AMENDED AND RESTATED SHAREHOLDER SERVICES AGREEMENT

(the “Agreement”)

COMPENSATION SCHEDULE

EFFECTIVE FEBRUARY 25, 2016

DELAWARE INVESTMENTS FAMILY OF FUNDS

1.	All retail Series (the “Retail Series”) (includes the Delaware REIT Fund of Delaware Pooled Trust (“DPT”), but does not include the other Series of DPT or any Series of Delaware VIP Trust (“VIP”)). The compensation payable to Delaware Investments Fund Services Company (“DIFSC”) for providing services to each Series of the Trust will be at the annual rates set forth in the table below based on the average daily net assets of each Series:
Aggregate Assets of the Retail Series	DIFSC Transfer Agency Fee
Up to $20 billion	0.025%
From $20 - $25 billion	0.020%
From $25 - $30 billion	0.015%
Over $30 billion	0.013%

DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

2.	DPT and VIP (except the Delaware REIT Fund of DPT). DIFSC’s compensation for providing services to the Series will be 0.0075% of average daily net assets per Series annually. DIFSC will bill, and the Trust will pay, such compensation monthly. In addition, DIFSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

3.	All Trusts. The Trust will bear its allocable portion of all third party transfer agent fees and expenses, including expenses related to sub-transfer agency services provided by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and omnibus fees and networking fees that are charged by third party financial intermediaries. DIFSC is the Trust’s operational interface with a variety of third party administrators, banks, trust companies, and other organizations that provide retirement administration, trust or other collective services to the

Trust’s shareholders. Sub-transfer agency fees (or similar fees) related to such relationships on a retirement processing system will be passed on to the Trust at cost, without markup, and such fees will be allocated among all share classes except Class R6 (which does not pay sub-transfer agency or similar fees outside of the Sub-TA Agreement with BNY Mellon noted below) in accordance with the Trust’s then-current Multiple Class Plan pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended.

4.	If during the term of the Sub-Transfer Agency and Shareholder Services Agreement between DIFSC and BNY Mellon (the “Sub-TA Agreement”) the Trust (i) terminates the Agreement other than “for cause” (defined herein as a termination based on DIFSC’s material and systemic failure to provide (or arrange for the provision of) the services under the Agreement in a commercially reasonable manner as determined by reference to quarterly performance reports); and (ii) enters into a new transfer agency service agreement with a transfer agency service provider other than BNY Mellon, then the Trust shall bear: (a) its deconversion expenses associated with the transmittal of Series data to the successor service provider; and (b) the portion of the liquidated damages relating to the Trust that are payable to BNY Mellon in connection with a wrongful termination of the Sub-TA Agreement as set forth in the table below (based on the timing of such termination during the initial seven-year term of the Sub-TA Agreement):

Percentage of Liquidated Damages to be Paid by the Trust in

Connection with a Termination Other Than “For Cause”

Years 1 - 3	100%
Years 4 - 5	67%
Years 6 - 7	33%

AGREED AND ACCEPTED:
DELAWARE INVESTMENTS FUND SERVICES COMPANY	DELAWARE INVESTMENTS FAMILY OF FUNDS, on behalf of the registered investment companies listed on Attachment A

By: /s/Stephen J. Busch	By: /s/Shawn K. Lytle
Name: Stephen J. Busch	Name: Shawn K. Lytle
Title: Senior Vice President	Title: President and Chief Executive Officer

ATTACHMENT A

TO

SCHEDULE B

SHAREHOLDER SERVICES AGREEMENT

COMPENSATION SCHEDULE

INVESTMENT COMPANY PARTIES TO AGREEMENT

Delaware Group Adviser Funds	Delaware Pooled Trust
Delaware Group Cash Reserve	Delaware VIP Trust
Delaware Group Equity Funds I	Voyageur Insured Funds
Delaware Group Equity Funds II	Voyageur Intermediate Tax Free Funds
Delaware Group Equity Funds IV	Voyageur Mutual Funds
Delaware Group Equity Funds V	Voyageur Mutual Funds II
Delaware Group Foundation Funds	Voyageur Mutual Funds III
Delaware Group Global & International Funds	Voyageur Tax Free Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax-Free Fund